Exhibit 99.2

March 5, 2008

Dear Shareholder:

We would like to provide you with an update regarding your ownership of shares of Desert Capital REIT and your elected dividend disbursement.

Several factors arising from rapidly changing market conditions have contributed to the  recent decision by  the company’s Board of Directors to suspend the sale of Desert Capital REIT shares as of February 22, 2008.  This decision was made in anticipation of the upcoming expiration of the offering, which would not allow sales of shares to occur after March 22, 2008 per the Prospectus.

The suspension and ultimate expiration of the sale of Desert Capital REIT shares also suspends the company’s Dividend Reinvestment Program (DRiP), which allowed shareholders to purchase additional shares with their dividend proceeds.   Accordingly, as a DRiP participant, effective immediately dividend proceeds will be issued to you directly via check to your account address.  This change will be reflected in the next dividend to be disbursed on March 14, 2008.  We are hereby also notifying you that the DRiP will terminate on March 22, 2008.

No action is required should you elect to continue receiving dividend payments via check to the account address.  However, using the enclosed Disbursement Authorization Form you may provide instructions for payments to be disbursed via ACH directly to a bank account or to be disbursed via check to an alternative payee/address.  We are including a postage-paid reply envelope for your convenience.

Sincerely,
/s/Jon Arens
Jon Arens
Co-Chief Operating Officer